Exhibit 4.8

NOTE

$300,000	October 15, 2002

FOR VALUE RECEIVED, the undersigned, QUALITY PRODUCTS, INC. a Delaware corporation (“Borrower”), with offices at 2222 South Third Street, Columbus, Ohio 43207, hereby promises to pay to the order of Dennis Mellman or any subsequent holder of this Note (“Holder”) in lawful money of the United States and in immediately available funds, the principal amount Three Hundred Thousand Dollars ($300,000) as follows: commencing June 30, 2004, the Company shall make quarterly payments of principal in the amount of Twelve Thousand Five Hundred Dollars ($12,500) on the last calendar day of June, September, December and March, with a final payment of Two Hundred Thirty Seven Thousand Five Hundred Dollars ($237,500) due on September 30, 2005 (the “Maturity Date”).

Interest shall accrue on the unpaid balance of said principal sum at the rate of  Ten Percent (10%) per annum (computed on the basis of a 360 day year) from the date hereof until said principal sum is fully paid.  Payments of interest under this Note shall be made on the last calendar day of each of December, March, June and September, commencing on December 31, 2002.

Principal and interest under this Note may be prepaid, in whole or in part, at any time without premium or penalty.

1.             Subordination.  Notwithstanding anything to the contrary herein, all Subordinated Indebtedness shall be subordinate and junior in right of payment to all Superior Indebtedness, in each case to the extent and in the manner set forth in this Section 1.

(a)           As used in this Section 1, the following terms have the following respective meanings:

(i)  “Superior Indebtedness” shall mean all indebtedness of Borrower from time to time other than Subordinated Indebtedness, including, without limitation, indebtedness incurred from time to time to U.S. Bank National Association or any of Borrower’s secured lenders (as described on Borrower’s financial statements), but excluding indebtedness to unsecured creditors of Borrower; and  (ii)  “Subordinated Indebtedness” shall mean all principal of and interest on this Note.

(b)           Notwithstanding anything to the contrary contained herein, in the event Borrower shall default in the payment or performance of any obligations with respect to any Superior Indebtedness when the same becomes due, whether at maturity or at a date fixed for prepayment or by declaration, acceleration or otherwise, then, unless and until such default shall have been remedied or waived, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made of or on account of any Subordinated Indebtedness or as a sinking fund for Subordinated Indebtedness or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Indebtedness.

(c)           So long as any Superior Indebtedness remains outstanding, no holder of Subordinated Indebtedness shall declare or join in any declaration of acceleration of the maturity of the Subordinated Indebtedness during a period commencing on the occurrence of a Default (as defined below) and ending on the acceleration of any Superior Indebtedness.

(d)           The holders of Subordinated Indebtedness shall execute and deliver such documents and instruments and take such further actions as are necessary in the reasonable judgment of Borrower or any holder of Superior Indebtedness to effectuate the provisions of this Section 1.

2.             Default.  Each of the following events or occurrences shall constitute a “Default” under this Note: (a) Borrower shall fail to pay to Holder any interest or principal owing hereunder when it becomes due and payable, either at maturity, upon declaration or acceleration or otherwise and such default shall continue for a period of thirty (30) days after Borrower has received written notice informing it of such default from Holder; (b) Borrower shall fail to duly perform any of its other agreements or obligations under this Note, within thirty (30) days after Holder provides written notice to Borrower thereof; (c) the dissolution or liquidation (by operation of law or otherwise) which is not remedied within thirty (30) days of Borrower; (d) if any default shall be declared pursuant to the terms of any Superior Indebtedness; or (e) a receiver, trustee or custodian shall be appointed for Borrower or any part of its property, or any proceeding shall be commenced by or against Borrower, under any bankruptcy, reorganization, debt arrangement or insolvency law, and, in the case of any such proceeding commenced against Borrower, such proceeding shall not be dismissed within thirty (30) days thereafter.

3.             Default Interest.  Upon any Default, any unpaid amounts shall bear default interest, from such date until the date of actual payment (and before as well as after judgment) at the per annum rate of twelve percent (12%), computed daily on the basis of a 360 day year.

4.             Remedy Upon Default.  Upon the occurrence and during the continuance of a Default, Holder at its option shall have all rights and remedies of a creditor under Ohio law.  In addition to the foregoing rights and remedies, following a Default, Holder, by written notice to Borrower, shall have the right to declare all or any amounts shall become immediately due and payable, without further notice, demand, declaration or presentment of any kind (provided that upon a Default described in clause (d) of Section 2, all amounts owing hereunder automatically shall become due and payable, without declaration, notice, demand or presentment of any kind).  The Company agrees to pay to Holder all reasonable expenses incurred or paid by Holder, including reasonable attorneys’ fees and court costs, in connection with the collection of this Note after a Default under this Note.

5.             Waiver of Presentment.  Except as provided herein, Borrower hereby waives presentment, diligence in the collection or protection, protest, notice of protest and default, and notice of dishonor.  No delay by Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. If any part of this Note is unenforceable, that will not make any other part unenforceable.

6.             Successors and Assigns. This Note and the agreements made herein shall inure to the benefit of and be binding upon Borrower, the holder hereof and their respective successors and permitted assigns .

7.             Amendment: Modification. This Note may not be amended or modified except by an agreement in writing signed by the party to be charged.

8.             Fees, Expenses.  Borrower agrees to pay all collection expenses, court costs, and reasonable attorneys fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Note.

9.             Governing Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of Ohio, without giving effect to principles of conflicts of law. Borrower hereby (i) irrevocably consents and agrees that any action or proceeding for the enforcement of this Note may be brought in any Federal or state court situated in Franklin County, Ohio, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon Borrower at the address above (or such new address for service, which shall be the same address as Borrower’s principal office, as Borrower may notify Holder in writing by certified mail, return receipt requested), which, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon Borrower, in addition to any other method of service permitted by law, and (iii) waives any claim that such court is not a convenient forum for any such action and waives any defense of lack of in personam jurisdiction or improper venue with respect thereon.

10.           Registrar.   The Company shall maintain books for the transfer and registration of this Note.  Such registers shall show the names and addresses of the respective Holders of this Note and the principal amount thereof.

11.           Transfer.  In addition to the other provisions of this Note, any transfer of this Note shall be effected only if Borrower shall have received an opinion of counsel addressed to Borrower, to the effect that the proposed transfer of the Note may be effected in compliance with applicable law.

12.           Lost Note.  In case this Note shall be mutilated or lost, stolen or destroyed, Borrower may in its discretion issue and deliver in exchange and substitution for a mutilated Note which shall be cancelled, or in lieu of and substitution for a lost, stolen or destroyed Note, a new Note of like tenor and in the same principal amount; but only upon receipt of evidence satisfactory to Borrower of such loss, theft or destruction and indemnity, if requested, also satisfactory to it. Applicants for such substitute Notes shall also comply with such other reasonable regulations and pay such other reasonable charges as Borrower may prescribe.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

QUALITY PRODUCTS, INC.

By:	/s/ Richard Drexler
Its:	Chairman